Exhibit 1.01
Booz Allen Hamilton Holding Corporation
Conflict Minerals Report
For the year ended December 31, 2015

Introduction
This is the Conflict Minerals Report of Booz Allen Hamilton Holding Corporation ("we," "us," "our," "Booz Allen" or the "company") prepared for calendar year 2015 in accordance with Rule 13p-1 (the "Rule") under the Securities Exchange Act of 1934, as amended. The term "Conflict Minerals" is defined in the Rule and refers to gold and columbite-tantalite (coltan), cassiterite, wolframite, or their derivatives, which are limited to tantalum, tin and tungsten (the "Conflict Minerals" or "3TG"). The Rule requires disclosure of certain information when a company manufactures or contracts to manufacture products containing Conflict Minerals that are necessary to the functionality or production of those products if the company has reason to believe that the Conflict Minerals may have originated in the Democratic Republic of the Congo and the adjoining countries of Angola, Burundi, the Central African Republic, the Republic of the Congo, Rwanda, South Sudan, Tanzania, Uganda and Zambia (the "Covered Countries").
Company and Product Overview
Booz Allen is a leading provider of management and technology, consulting, and engineering services to the U.S. and international governments, major corporations, and not-for-profit organizations. We support critical missions for a diverse base of federal government clients, including nearly all of the U.S. government's cabinet-level departments, and federal contract vehicles, as well as increasingly for top-tier commercial and international clients. We support these clients by addressing complex and pressing challenges such as combating global terrorism, improving cyber capabilities, transforming the healthcare system, improving efficiency and managing change within the government. Our U.S. commercial clients are primarily in the financial services, healthcare and life sciences, energy, high-tech manufacturing, retail, and automotive industries. Our international clients are primarily in the Middle East, along with a new and growing presence in Southeast Asia. Although the vast majority of our revenue is derived from our service offerings, a certain portion of our operations involves manufacturing or contracting to manufacture low production numbers of special purpose products for various clients, primarily our U.S. government clients, that include electronic components containing 3TG necessary to the functionality or production of such products (the "Covered Products").
Design of Conflict Minerals Program
Our due diligence has been designed to conform, in all material respects, with the internationally recognized five-step framework set forth in the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (Second Edition) and related supplements for 3TG, specifically as it relates to our position in the minerals supply chain as a "downstream" company.
Step 1: Establish strong company management systems
Step 2: Identify and assess risks in the supply chain
Step 3: Design and implement a strategy to respond to identified risks
Step 4: Carry out independent third-party audit of smelter/refiner's due diligence practices
Step 5: Report annually on supply chain due diligence
As a downstream company, generally there are multiple tiers between us and the source of raw materials that enter the manufacturing process. Therefore, we must rely on our direct suppliers to work with their upstream suppliers to provide us with information on the origin of the 3TG contained in components of our Covered Products.

Due Diligence Measures Performed
Step 1: Establish strong company management systems

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We assembled a multidisciplinary internal working group to oversee our compliance efforts and implement our due diligence measures. Our working group is comprised of representatives from legal, ethics, procurement, finance, sustainability and engineering.

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We have a Conflict Minerals position statement that sets forth our commitment to responsibly sourcing minerals and establishes our expectations of our suppliers. This statement was reviewed and updated in 2015 and is publicly available on our website at http://www.boozallen.com/insights/better-our-world/sustainability/conflict-minerals.

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We have an ethics hotline and dedicated ethics and conflict minerals e-mail addresses that provide employees and suppliers with a mechanism to report violations of our Conflict Minerals compliance program or other concerns.

•	We maintain records relating to our Conflict Minerals program in accordance with the recommended record retention guidelines.

•	We brief the Audit Committee of our Board of Directors annually about the company's practices with respect to Conflict Minerals due diligence.
Step 2: Identify and assess risks in the supply chain

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We analyzed our product, managed services and tools offerings to identify the products that were likely to contain 3TG and analyzed engineering contract data to identify the contracts in which we manufactured or contracted to manufacture a product likely to contain 3TG. We worked with the corresponding client-facing teams to develop a list of suppliers associated with each such product.

•	We initiated contact with the identified suppliers by sending a letter notifying them of our intention to comply with the Rule. The letter included a copy of our Conflict Minerals position statement.

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We conducted a survey of the identified suppliers by requesting that they complete and return to us a copy of the Conflict Minerals reporting template developed by the Electronic Industry Citizenship Coalition and The Global e-Sustainability Initiative (the "EICC Template").

•	We reviewed the completed EICC Templates for reasonableness of responses and to look for inconsistencies or other apparent inaccuracies.
Step 3: Design and implement a strategy to respond to identified risks

•	We followed-up with direct suppliers that did not respond to our request for Conflict Minerals information by the requested date.

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The large majority of the responses received from our direct suppliers provided data at a company or divisional level or were unable to specify the smelters or refiners used for components or materials supplied to us. Several of our direct suppliers indicated that they had not finished the due diligence on their own supply chain and therefore could not complete the EICC Template.

•	If a risk is identified in our supply chain, we will engage with our direct supplier and take appropriate steps to mitigate the risk.

Step 4: Carry out independent third-party audit of smelter/refiner's due diligence practices

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Due to our position in the supply chain, we do not conduct or commission independent third-party audits of smelters or refiners and will rely on audits conducted by the Conflict-Free Sourcing Initiative ("CFSI") as necessary.

Step 5: Report annually on supply chain due diligence

•	This Report and the accompanying Form SD are publicly filed with the U.S. Securities Exchange Commission and available on our website at www.boozallen.com.
Results of Our Due Diligence Measures
As previously discussed, we requested identified suppliers to complete the EICC Template to determine the facilities used to process 3TG and the mines or locations of origin of the 3TG in our supply chain. The large majority of the responses received from our direct suppliers provided data at a company or divisional level and were unable to specify the smelters or refiners used for components supplied to us. We were therefore unable to determine whether any of the 3TG that these suppliers reported was actually contained in components or parts that the suppliers supplied to us, or determine if any of the smelters or refiners were actually in our supply chain. Based on our due diligence, we were unable to determine the country of origin of the 3TG contained in the Covered Products, the facilities used to process them, their mine or location of origin, or to determine whether they came from recycled or scrap sources.
Future Steps to Mitigate Risk
We intend to take the following steps to improve the due diligence conducted to further mitigate any risk that the necessary 3TG in our products could benefit armed groups in the Covered Countries:

•	Continue to make our suppliers aware of our position statement on Conflict Minerals.

•	Continue to engage suppliers to obtain current, accurate and complete information about our supply chain.

•	Encourage suppliers to increase the participation rate of smelters and refiners in the Conflict-Free Smelter Program developed by the CFSI.
We expect to continue our risk mitigation efforts, monitor evolving best practices and implement those we believe will help us address the ongoing issue of Conflict Minerals in the global supply chain.

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